SUBURBAN LODGES OF AMERICA, INC.
                        EMPLOYEE STOCK OPTION PLAN

                        Effective January 31, 1997

     1. PURPOSES. The principal purposes of the Suburban Lodges of America, Inc. Employee Stock Option Plan (the "Plan") are:
(a) to improve individual employee performance by providing incentives and rewards to employees of Suburban Lodges of America, Inc. (the "Company") and its subsidiaries, (b) to assist the Company and its subsidiaries in attracting, retaining and motivating employees with experience and ability, and (c) to associate the interests of such employees with those of the Company's shareholders.

     2. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth below:

         (a) "Beneficial Owner" or "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 of the Exchange Act.

         (b) "Board" or "Board of Directors" means the Board of Directors of the Company.

         (c) "Cause" means: (i) willful misconduct on the part of an employee that is materially detrimental to the Company;
     or (ii) the conviction of an employee for the commission of a felony. The existence of "Cause" under either (i) or (ii) shall be determined by the Committee. Notwithstanding the foregoing, if the employee has entered into an employment agreement that is binding as of the date of employment termination, and if such employment agreement defines
     "Cause," and/or provides a means of determining whether "Cause" exists, such definition of "Cause" and means of determining its existence shall supersede this provision.

         (d) "Change in Control" shall be deemed to have occurred if:

             (i) An acquisition by any Person (as such term is defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof) of Beneficial Ownership of the Shares then outstanding (the "Company Shares Outstanding") or the voting securities of the Company then outstanding entitled to vote generally in the election of directors (the "Company Voting
         Securities Outstanding"), if such acquisition of Beneficial Ownership results in the Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) twenty-five percent (25%) or more of the Company Shares Outstanding or twenty-five percent (25%) or more of the combined voting power of the Company Voting Securities Outstanding; provided, that immediately prior to such acquisition such Person was not a direct or indirect Beneficial Owner of twenty-five percent (25%) or more of the Company Shares Outstanding or twenty-five percent (25%) or more of the combined voting power of Company Voting Securities Outstanding, as the case may be; or
             (ii) The approval of the shareholders of the Company of a reorganization, merger, consolidation, complete liquidation or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or similar corporate transaction (in each case referred to in this Section 2(d) as a "Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly); or

             (iii) A change in the composition of the Board such that the individuals who, as of the effective date, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 2(d) that any individual who becomes a member of the Board subsequent to the effective date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, including any successor to such Rule), or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, shall not be so considered as a member of the Incumbent Board.

             (iv) Notwithstanding the provisions set forth in subsections (i) and (ii), the following shall not constitute a Change in Control for purposes of this
         Plan: (1) any acquisition of Shares by, or consummation of a Corporate Transaction with, any Subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or an affiliate; or (2) any acquisition of Shares, or consummation of a Corporate Transaction, following which more than fifty percent (50%) of, respectively, the shares then outstanding of common stock of the corporation resulting from such acquisition or Corporate Transaction and the combined voting power of the voting securities then outstanding of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were Beneficial Owners, respectively, of the Company Shares Outstanding and Company Voting Securities Outstanding immediately prior to such acquisition or Corporate Transaction in substantially the same proportions as their ownership, immediately prior to such acquisition or Corporate Transaction, of the Company Shares Outstanding and Company Voting Securities Outstanding, as the case may be.



         (e) "Committee" means the committee appointed from time to time by the Board to administer the Plan, consisting of three or more members of the Board.

         (f)  "Company" means Suburban Lodges of America, Inc., a
     Georgia corporation, or any successor thereto.

         (g)  "Exchange Act" means the Securities Exchange Act of
     1934, as amended from time to time, or any successor act thereto.

         (h)  "Fair Market Value" shall be determined as follows:

             (i) If, on the relevant date, the Shares are traded on a national or regional securities exchange or on The Nasdaq Stock Market ("Nasdaq") and closing sale prices for the Shares are customarily quoted, on the basis of the closing sale price on the principal securities exchange on which the Shares may then be traded or, if there is no such sale on the relevant date, then on the immediately preceding day on which a sale was reported;

             (ii) If, on the relevant date, the Shares are not listed on any securities exchange or traded on Nasdaq, but nevertheless are publicly traded and reported on Nasdaq without closing sale prices for the Shares being customarily quoted, on the basis of the mean between the closing bid and asked quotations in such other over-the-counter market as reported by Nasdaq; but, if there are no bid and asked quotations in the over-the-counter market as reported by Nasdaq on that date, then the mean between the closing bid and asked quotations in the over-the-counter market as reported by Nasdaq on the immediately preceding day such bid and asked prices were quoted; and

             (iii) If, on the relevant date, the Shares are not publicly traded as described in (i) or (ii), on the basis of the good faith determination of the Committee.

         (i) "Grant Date" means the date an Option is granted under the Plan. The date of grant of an Option shall be the date as of which the Committee determines that such Option shall become effective.

         (j) "Option" or "Stock Option" means a right granted under the Plan to an Optionee to purchase Shares at a fixed price for a specified period of time.

         (k) "Option Exercise Price" means the price at which a Share covered by an Option granted hereunder may be purchased.

         (l) "Optionee" means an eligible employee of the Company who has received a Stock Option granted under the Plan.

         (m) "Retirement" means termination from employment for reasons other than death after the employee has attained age
     55 and has completed 10 years of service with the Company.


         (n) "Shares" means the Common Stock, par value $.01 per share, of the Company (including any new, additional or different stock or securities resulting from a Change in Capitalization).

         (o) "Totally Disabled" or "Total Disability" shall have the meaning ascribed to such term in the Company's long-term disability plan covering the Participant, or in the absence of such plan, a meaning consistent with Section 22(e)(3) of the Code.

     3. ADMINISTRATION. The Plan shall be administered by the Committee, which shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan as the Committee deems necessary or advisable. The Committee's powers include, but are not limited to (subject to the specific limitations described herein), authority to determine the employees to be granted Options under the Plan, to determine the size and applicable terms and conditions of grants to be made to such employees, to determine the time when Options will be granted and to authorize grants to eligible employees.

         The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee concerning any matter arising under or with respect to the Plan or any Options granted hereunder, shall be final, binding and conclusive on all interested parties, including the Company, its shareholders and all former, present and future employees of the Company. The Committee may as to all questions of accounting rely conclusively upon any determinations made by the independent public accountants of the Company.

     4. STOCK AVAILABLE FOR OPTIONS. The Shares that may be delivered or purchased under the Plan shall not exceed an aggregate number of 500,000 Shares, subject to any adjustments which may be made pursuant to Section 10 hereof. Shares used for purposes of the Plan may be either shares of authorized but unissued Common Stock or treasury shares or both. Shares covered by Options which have terminated or expired prior to exercise or have been surrendered or cancelled shall be available for further Option grants hereunder.

     5. ELIGIBILITY. All employees of the Company and its subsidiaries shall be eligible to participate in the Plan, provided, however, that the following employees shall not be eligible to participate in the Plan: (i) employees who are regularly scheduled to work less than 25 hours a week; (ii) employees who have been granted or notified that they will be granted an Award under the Suburban Lodges of America, Inc. Stock Option and Incentive Award Plan; and (iii) any other class or group of employees designated by the Committee as ineligible to participate; provided further, that no employee may be granted Options in the aggregate which, if exercised, would result in that employee receiving more than 10% of the maximum number of Shares available for issuance under the Plan.

     6. TERMS AND CONDITIONS OF OPTIONS. Options granted under the Plan are intended not to be treated as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Committee may grant Options on such terms and conditions as it may determine from time to time, provided,

that the Committee initially intends to grant Options in accordance with Schedule A attached hereto. Each Option granted hereunder shall be in writing and shall contain such terms and conditions as the Committee may determine, subject to the following:

         (a) OPTION EXERCISE PRICE. The Option Exercise Price shall be determined by the Committee and shall be not less than the Fair Market Value of the Shares subject to the Option on the Grant Date.

         (b) TERM AND EXERCISE DATES. Options granted hereunder shall have a term of no longer than ten years from the Grant Date and shall vest in accordance with the terms of their grant. A grant of Options may vest in installments, however, Stock Options must be exercised for full Shares.
     To the extent that Stock Options are not exercised when they become initially exercisable, they shall be carried forward and be exercisable until the expiration of the term of such Stock Options, subject to the provisions of Section 6(fe) hereof.

         (c) VESTING. Unless the Committee, in its sole discretion, determines otherwise and provides a different vesting schedule in the written Option agreement, the following vesting provisions will apply. Twenty-five percent (25%) of the Shares granted under an Option shall vest on the date set forth below (the "First Vesting Date"):

             (i)   January 1, 1998 for employees hired before July 1,
     1996; or

             (ii) the date eighteen (18) months after the employee's date of hire, for employees hired on or after July 1, 1996.

         The remaining Shares granted shall vest in 25% increments on the anniversaries of the First Vesting Date, beginning with the first anniversary of such First Vesting Date and ending on the third anniversary of such First Vesting Date, at which time all Shares shall be fully vested and exercisable. Subject to an Option's earlier termination upon an employee's termination of employment, all or any part of the Options as to which the right to exercise has vested may be exercised at the time of such vesting or at any time thereafter during the Option exercise term.

         (d) EXERCISE OF OPTION. To exercise an Option, the holder thereof shall give notice of his or her exercise to the Company, or its agent, specifying the number of Shares to be purchased and identifying the specific Options that are being exercised. From time to time the Committee may establish procedures relating to effecting such exercises. No fractional Shares shall be issued as a result of exercising an Option. An Option is exercisable during an Optionee's lifetime only by the Optionee, provided, however, that in the event the Optionee is incapacitated and unable to exercise Options, such Options may be exercised by such Optionee's legal guardian, legal representative, fiduciary or other representative whom the Committee deems appropriate based on applicable facts and circumstances.

         (e) PAYMENT OF OPTION EXERCISE PRICE. The Option Exercise Price for the Options being exercised must be paid in full at time of issuance of the Shares, either: (i) in cash, (ii) in cash equivalent approved by the Committee,
     (iii) if approved by the Committee, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Exercise Price, or (iv) by a combination of (i), (ii), or (iii). The Committee also may allow cashless exercises as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law. In addition, in order to enable the Company to meet any applicable foreign, federal (including FICA), state and local withholding tax requirements, an Optionee shall also be required to pay the amount of tax to be withheld at the time of exercise. No Shares will be delivered to any Optionee until all such amounts have been paid.

         (f) EFFECT OF TERMINATION OF EMPLOYMENT, DISABILITY OR DEATH. Unless the Committee provides otherwise in the Option agreement, the following rules shall govern exercise of an Option upon termination of employment, disability or death: Nno Option may be exercised by an Optionee after the termination of his or her employment with the Company, except that:

             (i) if such termination occurs by reason of the Optionee's death, all nonexercised, vested Options held by the Optionee as of the date of death shall remain exercisable by such Optionee's executor (or, if none, his or her legal representative) until the earlier of
         (A) one year from the date of the Optionee's death, or
         (B) the expiration of such Options in accordance with their terms, and all Options which are not vested and exercisable at the date of death shall automatically terminate and be forfeited to the Company unless the Committee shall determine otherwise;

             (ii) if such termination occurs by reason of the Optionee's becoming Totally Disabled, all nonexercised vested Options then held by the Optionee shall remain exercisable until the earlier of (A) one year from the date of the Optionee's termination of employment because of his Total Disability, or (B) the expiration of such Options in accordance with their terms, and all Options which are not vested and exercisable at the date of such termination of employment shall automatically terminate and be forfeited to the Company unless the Committee shall determine otherwise;

             (iii) if such termination occurs by reason of the Optionee's Retirement, all outstanding Options granted to the Optionee shall immediately vest and become exercisable as of the date of such Retirement and shall remain exercisable until the earlier of (A) one year from the date of the Optionee's Retirement, or (B) the expiration of such Options in accordance with their terms;

             (iv) if such termination is voluntary by the employee or is by action of the Company (except if such termination is for Cause), all vested Options then held by the Optionee which are exercisable at the date of termination shall continue to be exercisable by the Optionee until the earlier of 90 days after such date or the expiration of such Options in accordance with their terms and all Options which are not exercisable at the date of termination shall automatically terminate and lapse, unless the Committee shall determine otherwise;
         and

             (v) if an employee's employment is terminated by the Company for Cause, all non-exercised, vested Options granted to the employee, whether vested or nonvested, shall terminate immediately and be forfeited to the Company upon termination of employment.

         (g) EFFECT OF CHANGE IN CONTROL. In the event of a Change in Control of the Company, if at any time during the 12-month period immediately following the Change in Control, the Company or its successor takes action to terminate the Plan, all outstanding Options shall immediately become fully vested and fully exercisable on the date immediately prior to such termination. The Committee may, in an individual Option agreement or group of agreements, provide for additional or different rules relating to a Change in Control of the Company.

         (h) NONTRANSFERABILITV OF OPTIONS. During an Optionee's lifetime, his or her Options shall not be transferable and, except as otherwise provided herein, shall only be exercisable by the Optionee, and any purported transfer shall be null and void. No Option shall be transferable other than by will or the laws of descent and distribution.

     7. AMENDMENT AND TERMINATION; SUCCESSORS. The Board, or any authorized committee appointed by the Board, may, at any time, amend, suspend or terminate the Plan, in whole or in part, provided that no such action shall adversely affect any rights or obligations with respect to any grants theretofore made hereunder. The Committee may amend the terms and conditions of outstanding Options, provided, however, that (i) no such amendment shall be adverse to the holders of the Options, (ii) no such amendment shall extend the period for exercise of an Option, and (iii) any such amended terms of the Option would be permitted under this Plan.

          In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to substantially all of the business or assets of the Company, to expressly agree to assume and perform this Agreement in the same manner that the Company would be required to perform it.

     8. REGISTRATION, LISTING AND QUALIFICATION OF SHARES. Each Option shall be subject to the requirement that if at any time the Committee shall determine that the registration, listing, or qualification of the Shares covered thereby upon any securities exchange or under any foreign, federal, state or local law, or the consent or approval of any Governmental regulatory body, is

necessary or desirable as a condition of, or in connection with, the granting of such Option or the purchase of Shares thereunder, no such Option may be exercised unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any person exercising an Option shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements.

     9. BUY OUT OF OPTION GAINS. At any time after any Stock Option becomes exercisable, the Committee shall have the right to elect, in its sole discretion and without the consent of the holder thereof, to cancel such Option and to cause the Company to pay to the Optionee the excess of the Fair Market Value of the Shares covered by such Option over the Option Exercise Price of such Option at the date the Committee provides written notice (the "Buy Out Notice,") of its intention to exercise such right. Buy outs pursuant to this provision shall be effected by the Company as promptly as possible after the date of the Buy Out Notice. Payments of buy out amounts may be made in cash, in Shares, or partly in cash and partly in Shares as the Committee deems advisable. To the extent payment is made in Shares, the number of Shares shall be determined by dividing the amount of the payment to be made by the Fair Market Value of a Share at the date of the Buy Out Notice. In no event shall the Company be required to deliver a fractional Share in satisfaction of this buy out provision. Payments of any such buy out amounts shall be made net of any applicable foreign, federal (including FICA), state and local withholding taxes.

     10. ADJUSTMENT FOR CHANGE IN SHARES SUBJECT TO PLAN. In the event of any change in the outstanding Shares by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change ("Change in Capitalization"), such equitable adjustments may be made in the Plan and the Options granted hereunder as the Committee determines are necessary or appropriate, including if necessary, an adjustment in the number of Shares and Option Exercise Prices per Share applicable to Options then outstanding and in the number of Shares which are reserved for issuance under the Plan. Any such adjustment shall be conclusive and binding, for all purposes of the Plan.

     11. NO RIGHTS TO OPTIONS OR EMPLOYMENT. No employee or other person shall have any claim or right to be granted an Option under the Plan. Having received an Option under the Plan shall not give an employee any right to receive any other grant under the Plan. An Optionee shall have no rights to or interest in any Option except as set forth herein. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

     12. RIGHTS AS SHAREHOLDER. An Optionee under the Plan shall have no rights as a holder of Shares with respect to Options granted hereunder, unless and until certificates for Shares are issued to such Optionee.

     13. OTHER ACTIONS. This Plan shall not restrict the authority of the Committee or of the Company, for proper corporate purposes, to grant or assume stock options, other than under the Plan, to or with respect to any employee or other person.

     14. COSTS AND EXPENSES. Except as provided in Sections 6 and 9 hereof with respect to taxes and the expenses of exercising an Option, the costs and expenses of administering the Plan shall be borne by the Company and shall not be charged to any grant nor to an employee receiving a grant.

     15. PLAN UNFUNDED. The Plan shall be unfunded. Except for reserving a sufficient number of authorized Shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the delivery of Shares upon exercise of any Option granted under the Plan.

     16. GOVERNING LAW. To the extent not preempted by Federal law, this Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Georgia.

     17. EFFECTIVENESS AND DURATION OF THE PLAN. This Plan shall become effective on January 31, 1997. No Option shall be granted hereunder after January 30, 2007.

     AS APPROVED BY THE BOARD OF DIRECTORS OF SUBURBAN LODGES OF
AMERICA, INC. ON JANUARY ___, 1997.



                         SUBURBAN LODGES OF AMERICA, INC.



                         By:__________________________________
                            David E. Krischer
                            Chairman of the Board, President and
                            Chief Executive Officer


        Schedule A - Standard Option Terms (January, 1997)


The Committee intends to grant Options to eligible employees with the standard option terms set forth in this Schedule A; however, the Committee, in its discretion, may, from time to time, amend this Schedule A and also may grant Options with different terms than those set forth below. In all instances, the applicable terms and conditions of the Option shall be consistent with those set forth in Section 6 of the Plan.

1. Grant Date. The later of January 31, 1997 or the employee's hire date with the Company.

2. Number of Shares. Each eligible employee shall receive an Option to purchase a whole number of Shares which shall equal the Option Award amount divided by the Fair Market Value of a Share on the Grant Date, rounded to the nearest whole number. The employee's Option Award amount shall be determined from the chart below using the employee's annual salary on the Grant Date (as determined by the Committee).

    Employee Level              Salary Range                 Option Award

         A                    $ 40,000 or more               Annual Salary
         B                    $ 35,000 - $ 39,999             $ 37,500
         C                    $ 30,000 - $ 34,999             $ 32,500
         D                    $ 25,000 - $ 29,999             $ 27,500
         E                    $ 20,000 - $ 24,999             $ 22,500
         F                    $ 15,000 - $ 19,999             $ 17,500
         G                    $ 10,000 - $ 14,999             $ 12,500
         H                    less than $10,000               $ 10,000


3. Vesting. 25% of the Shares granted under an Option shall vest on the date set forth below (the "First Vesting Date"):

          (a)  January 1, 1998 for employees hired before July 1, 1996;
     or

          (b) For employees hired on or after July 1, 1996, the date eighteen (18) months after the employee's date of hire;

The remaining Shares granted shall vest in 25% increments on the anniversaries of the First Vesting Date, beginning with the first anniversary of such First Vesting Date and ending on the third anniversary of such First Vesting Date, at which time all Shares shall be fully vested and exercisable. Subject to an Option's earlier termination upon an employee's termination of employment, all or any part of the Options as to which the right to exercise has vested may be exercised at the time of such vesting or at any time thereafter during the Option exercise term.




                                    10